EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Citi Trends, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-141908) on Form S-3 and registration statement (No. 333-125611) on Form S-8 of Citi Trends, Inc. of our reports dated April 11, 2007, with respect to the balance sheets of Citi Trends Inc. as of February 3, 2007 and January 28, 2006, and the related statements of income, stockholders’ equity, and cash flows for the fiscal years ended February 3, 2007,  January 28, 2006, and January 29, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of February 3, 2007 and the effectiveness of internal control over financial reporting as of February 3, 2007, which reports appear in the February 3, 2007 annual report on Form 10-K of Citi Trends, Inc.

Our report refers to the Company’s adoption of Statement Financial Accounting Standards No. 123R, “Share-Based Payment” as of January 29, 2006, the adoption of Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” as of July 6, 2003 and the adoption of Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” as of January 28, 2006.

/s/ KPMG LLP

Jacksonville, Florida

April 11, 2007